UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 14, 2026

Charlotte’s Web Holdings, Inc.
(Exact name of registrant as specified in its charter)

British Columbia	000-56364	98-1508633
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Tech Court Louisville, Colorado	80027
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (720) 617-7303

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
N/A	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement.

Effective as of August 14, 2026, Charlotte’s Web, Inc. (“CW”), a wholly-owned subsidiary of Charlotte’s Web Holdings, Inc. (the “Company”), entered into a Convertible Promissory Note (the “Note”) with DeFloria, Inc., a Delaware corporation (“DeFloria” or the “Borrower”), pursuant to that certain Convertible Note Purchase Agreement, dated as of February 12, 2024 (as amended on August 14, 2026, the “Note Purchase Agreement”). The Note is one of a series of notes issued under the Note Purchase Agreement. DeFloria is a joint venture among CW, AJNA BioSciences (“AJNA”), and a subsidiary of British American Tobacco (“BAT”). AJNA is a botanical drug development company that is partially owned and was co-founded by one of the Company’s founders.

The Note has an aggregate principal amount of $1,582,500, which incorporates and supersedes a prior promissory note dated July 15, 2025 (with $750,000 in original principal and $82,500 of accrued interest as of July 23, 2026). The Note bears interest at a non-compounding rate equal to 8.0% plus the Bank of England Base Rate as of 9:00 a.m. London time on the first calendar day of each calendar quarter, computed on an actual/365 basis. The initial interest rate is 11.25% per annum, resetting quarterly, and is capped at 14% per annum.

The Note matures upon the earlier of: (a) 90 days following written demand by the holders of a majority of the outstanding principal of all notes issued under the Note Purchase Agreement (the “Majority Holders”), which demand may only be made after the 24-month anniversary of the date the Borrower most recently issued a promissory note under the Note Purchase Agreement; or (b) acceleration upon the occurrence of an Event of Default (as defined in the Note). Prepayment of the Note is not permitted without the express written consent of the Majority Holders.

The Note is subject to automatic conversion upon the occurrence of a qualified financing by DeFloria of newly authorized preferred stock to non-affiliated investors for aggregate cash proceeds of at least $10,000,000 at a conversion price equal to the lesser of (i) 80% of the lowest price per share paid by the financing investors, or (ii) the valuation cap of $146,000,000 (the “Valuation Cap”) divided by the fully-diluted capitalization (as determined in accordance with the terms of the Note) immediately following the applicable financing. The Note is subject to optional conversion at the election of CW if DeFloria issues financing securities in a bona fide financing that does not qualify as a qualified financing, at the same conversion price formula.

At maturity of the Note, the Majority Holders may demand payment or conversion of all outstanding indebtedness into a new series of senior preferred stock of DeFloria at a conversion price equal to the Valuation Cap divided by the fully-diluted capitalization. The senior preferred stock will have identical rights, privileges, preferences, seniority, liquidation multiple and restrictions as the most senior preferred stock then outstanding, with price-based preferences calculated using the applicable conversion price.

Events of Default under the Note include, among others: failure to pay amounts due within three Business Days of the due date; material breach of covenants uncured for 30 days; material breach of representations; bankruptcy or insolvency events; failure to comply with certain obligations; and termination events under related commercial agreements. Upon the occurrence of an Event of Default, the Majority Holders may declare all outstanding indebtedness immediately due and payable, with automatic acceleration upon a bankruptcy event. The Note is unsecured and is governed by the laws of the State of Delaware. Additionally, accelerated repayment of all outstanding principal plus accrued interest plus a 20% repayment premium is required upon the occurrence of a deemed liquidation event under the Note, unless CW elects in writing to convert such amounts into senior preferred stock at least seven Business Days before the closing of such event.

The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q to be filed for the quarter ended September 30, 2026 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHARLOTTE’S WEB HOLDINGS, INC.

Date: August 20, 2026	By:	/s/ Mindy Garrison
Mindy Garrison
Chief Commercial Officer and Corporate Secretary